Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 6, 2018, in the Registration Statement (Form S-1) and related Prospectus of Pain Therapeutics, Inc. for the registration of 9,126,601 shares of its common stock.

/s/ Ernst & Young LLP

Austin, Texas

December 18, 2018